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For Period Ending 12/31/97
File Number (c) 811-2168


77.  C.   Matters Submitted to a Vote of Security Holders

     (a) The Twenty-sixth Annual Stockholders Meeting for Amway Mutual Fund, Inc. was held on August 22, 1997 in Grand Rapids, Michigan.

     (b)  Directors elected at the meeting were:

                  James J. Rosloniec              7,733,542.917
                  Allan D. Engel                  7,731,139.505
                  Richard A. DeWitt               7,718,555.955
                  Donald H. Johnson               7,730,710.977
                  Walter T. Jones                 7,731,829.928

          All Directors elected currently remain in office.

     (c) Following is a summary of each other matter voted upon at the meeting and the results of the votes cast with respect to each of such matters.

          (1) Approval for continuation of the investment advisory and service contract between the Fund and Amway Management Company.

                  Votes For:                      7,670,032.174
                  Votes Against or Withheld:        189,134.877

          (2) Approval for continuation of the sub-advisory contract between Amway Management Company and ARK Asset Management Company.

                  Votes For:                      7,609,498.149
                  Votes Against or Withheld:        249,668.902

          (3)  Ratification of the selection of BDO Seidman, LLP as auditors.

                  Votes For:                      7,625,957.129
                  Votes Against or Withheld:        233,209.922

          (4) Approval for an amendment to the fund's certificate of incorporation to increase the authorized capital from the present 20,000,000 shares of common stock, $1 par value, to 100,000,000 shares of common stock, $1 par value.

                  Votes For:                      7,539,004.044
                  Votes Against or Withheld:        320,163.007